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Exhibit 18.1

July 21, 2004

Board of Directors
Plains All American GP LLC, the general partner of
Plains AAP, L.P., the general partner of
Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002-4101

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to the Plains All American Pipeline, L.P. ("PAA") Form 8-K filing which includes the unaudited consolidated balance sheet as of March 31, 2004 and the unaudited consolidated statements of operations, of cash flows and of comprehensive income for the three months ended March 31, 2004 and 2003 and the unaudited consolidated statement of partners' capital and of changes in accumulated other comprehensive income for the three months ended March 31, 2004 pursuant to Item 601 of Regulation S-K.

We have been provided a copy of PAA's unaudited consolidated financial statements for the three month periods ended March 31, 2004 and 2003 included in PAA's Form 8-K. Note 1 therein describes a change in accounting principle from recording pipeline linefill held in pipelines not owned by PAA ("linefill in third party assets") as a separate asset to including linefill in third party assets in operating inventory. It should be understood that the preferability of one acceptable method of accounting over another for linefill in third party assets has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in Note 1 to the unaudited consolidated financial statements for the three month periods ended March 31, 2004 and 2003 included in PAA's Form 8-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2003. Accordingly, our comments are subject to change upon completion of an audit of the consolidated financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

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  Exhibit 18.1